Exhibit 99.1
Intensity Therapeutics, Inc. Announces Pricing of $3 Million Registered Direct Offering and Concurrent Private Placement
SHELTON, Conn. – November 21, 2024 – Intensity Therapeutics, Inc. (Nasdaq: INTS), ("Intensity" or the “Company") a late-stage clinical biotechnology company focused on the discovery and development of proprietary, novel immune-based intratumoral cancer therapies designed to kill tumors and increase immune system recognition of cancers, today announced that it has entered into a securities purchase agreement with a single healthcare focused institutional investor for the issuance and sale of 1,237,113 shares of its common stock in a registered direct offering at a purchase price of $2.425 per share.
In a concurrent private placement (the “Private Placement” and together with the Registered Offering, the “Offerings”), the Company also agreed to issue to the same investor warrants to purchase up to 1,237,113 shares of its common stock (the “Common Warrants”). The Common Warrants have an exercise price of $2.95 per share, will be exercisable commencing six months from the date of issuance, and will expire five and one-half years following the date of issuance.
The gross proceeds from the Offerings, before deducting the placement agent's fees and other offering expenses payable by the Company, are expected to be approximately $3 million. The Company expects to use the net proceeds from the Offerings for general working capital.
A.G.P./Alliance Global Partners is acting as lead placement agent for the Offerings and Brookline Capital Markets, a division of Arcadia Securities, LLC, is acting as a co-placement agent for the Offerings.
The Offerings are expected to close on or about November 22, 2024, subject to the satisfaction of customary closing conditions.
The shares (or common stock equivalents in lieu thereof) offered to the institutional investor described above are being offered pursuant to a registration statement on Form S-3 (File No. 333-280681), which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 11, 2024. The Offering is being made only by means of a prospectus which is a part of the effective registration statement. The Common Warrants will be issued in a concurrent private placement. A final prospectus supplement and the accompanying prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Additionally, when available, electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com, or Brookline Capital Markets, a division of Arcadia Securities, LLC, 600 Lexington Avenue, 20th Floor, New York, NY 10022, or by telephone at (646) 256-5258, or by email at michael.fontaine@brooklinecapmkts.com.
The private placement of the Common Warrants and the shares underlying the Common Warrants offered to the institutional investor will be made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder. Accordingly, the securities issued in the concurrent private placements may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this Offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
About Intensity Therapeutics
Intensity is a late-stage clinical biotechnology company whose novel engineered chemistry enables aqueous cytotoxic-containing drug formulations to mix and saturate a tumor's dense, high-fat, pressurized environment following direct intratumoral injection. As a result of the saturation, Intensity's clinical trials have demonstrated the ability of INT230-6 to kill tumors and elicit an adaptive immune response within days of injection, representing a new approach to cancer cell death that holds the potential to shift the treatment paradigm and turn many deadly cancers into chronic diseases even for malignancies that do not respond to conventional immunotherapy. Intensity has completed two clinical studies and enrolled over 200 patients using INT230-6: a Phase 1/2 dose escalation study in metastatic cancers including sarcomas (NCT03058289), and a Phase 2 randomized control clinical trial in locally advanced breast cancer (the "INVINCIBLE-2 Study") (NCT04781725) in women without undergoing chemotherapy prior to their surgery. The Company initiated a Phase 3 trial in soft tissue sarcoma (the "INVINCIBLE-3 Study") (NCT06263231), testing INT230-6 as second or third-line monotherapy compared to the standard of care ("SOC") with overall survival as an endpoint. Intensity also initiated a Phase 2 study in collaboration with The Swiss Group for Clinical Cancer Research, SAKK (the "INVINCIBLE-4 Study") (NCT06358573) as part of a Phase 2/3 program evaluating INT230-6 followed by the SOC immunochemotherapy and the SOC alone for patients with presurgical triple-negative breast cancer. Pathological complete response ("pCR") is the endpoint. For more information about Intensity, including publications, papers, and posters about its novel approach to cancer therapeutics, visit www.intensitytherapeutics.com.
Forward-Looking Statements
Certain statements in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the expected closing date and use of proceeds. When or if used in this communication, the words "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict" and similar expressions and their variants, as they relate to the Company or its management, may identify forward-looking statements. The forward-looking statements contained in this press release are based on management's current expectations and projections about future events. Nevertheless, actual results or events could differ materially from the plans, intentions, and expectations disclosed in, or implied by, the forward-looking statements. These risks and uncertainties, many of which are beyond our control, include: the risk that the Offerings may not close and other risks described in the section entitled "Risk Factors" described in the prospectus supplement and in the Company's SEC filings, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management's current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Investor Relations Contact:
Justin Kulik
Justin@coreir.com
CORE IR
(516) 222-2560
Media Contact:
Jules Abraham
CORE IR
pr@coreir.com